EXHIBIT 16.01

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 Rockville Pike, Suite 800
                            Rockville, Maryland 20852



December 6, 2001

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished a copy of the response in the Item titled "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE" included in Form SB-2, as amended, for the event that occurred on December 6, 2001, filed by our former client, Demand Financial International, Ltd. We agree with the statements made in response to the Item as they relate to our Firm.


Very truly yours,

 /s/ Simon Krowitz Bolin & Associates, P.A.

Simon Krowitz Bolin & Associates, P.A.